Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into between Lance M. Arnett (“Arnett”) and Power Solutions International, Inc. (the “Company”). Arnett and the Company are collectively referred to herein as the “Parties.” This Agreement will be effective upon expiration of the revocation period provided in Section 11 of this Agreement (the “Effective Date”).

RECITALS

WHEREAS, Arnett currently serves as the Company’s Chief Executive Officer and has been employed with the Company since November, 2019;

WHEREAS, Arnett and the Company entered into an Employment Agreement (the “Employment Agreement”) dated and effective on February 15, 2021;

WHEREAS, the Parties have mutually agreed that it is in the best interests of the Parties to terminate the Employment Agreement and facilitate Arnett’s transition out of the Company under the terms and conditions stated herein;

WHEREAS, Arnett and PSI desire to enter into the following Agreement to (a) provide Arnett with the benefits described below in recognition of his contribution and service to the Company, (b) provide for Arnett’s cooperation as needed with respect to the transition of his responsibilities and (c) avoid any disputes between them relating to or arising from Arnett’s employment by the Company or his resignation of employment.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Resignation of Employment. Arnett hereby voluntarily and irrevocably resigns from his employment as Chief Executive Officer, corporate officer and any other position or appointment he holds with the Company effective May 31, 2022 (the “Separation Date”). Arnett’s separation will be announced in a statement mutually prepared by the Company and Arnett. If the Parties cannot in good faith agree on a mutually prepared statement, the Company reserves the right to make any statement the Company reasonably believes it is legally required to make. The Company and Arnett will use best efforts to agree on the final content of the mutually prepared statement within seven calendar days after the signing of this Agreement. The Company will continue to employ Arnett and will continue to provide Arnett with all compensation and benefits set forth in Paragraph 4 of his Employment Agreement through the Separation Date. On or before the next regularly scheduled pay period following the Separation Date, Arnett will receive payment for any unpaid final wages for time worked through and including the Separation Date. Except as set forth herein, all compensation and employee benefits will terminate on the Separation Date and Arnett will not be entitled to any additional compensation, bonuses, equity awards, Long Term Incentive bonus, employee benefits or other consideration. Arnett waives any right to apply for re-employment with the Company and any such application may be rejected without explanation. The Company agrees not to contest Arnett’s application to receive unemployment benefits.

2. Separation Benefits.

A. The Company will pay Arnett severance pay in the total amount of $425,000 less applicable withholdings required by applicable law in 12 equal monthly installments of $35,416.67 payable on the last day of each month beginning on June 30, 2022. The payment will not be considered compensation for retirement or other compensation plan purposes.

B. If Arnett timely elects COBRA health insurance continuation coverage, the Company will pay a proportional share of the premiums owed by Arnett as if Arnett were still employed by the Company for a period of twelve months. Arnett will be responsible for submitting all notices and forms required to elect COBRA.

C. The Company will pay Arnett $17,708.33 under the 2019 Long Term Incentive (LTI) plan, once approved by the Compensation committee, at the same time other LTI participants are paid. as full and complete payment under the LTI plan. Once determined by the Company, if any, the Company will pay Arnett any Key Performance Indicator (KPI) bonus on a pro rata basis through the Separation Date once determined by the Company at the same time as other KPI participants are paid out.

D. Arnett acknowledges and agrees that he has 30 days from his termination date to exercise any vested Stock Appreciation Rights (SARs), including, but not limited to the 16,666 SARs with vesting date November 25, 2020, 16,666 SARs with vesting date November 25, 2021 and 20,000 SARS with vesting date February 19, 2022 granted to Arnett pursuant to the December 10, 2019 and February 19, 2021 Stock Appreciation Rights Agreements respectively. Arnett further acknowledges and agrees that any and all unvested SARs granted to him in the December 10, 2019 and February 19, 2021 Stock Appreciation Rights Agreements are forfeited and shall be void and unenforceable against the Company, including, but not limited to 16,667 SARs with vesting date November 25, 2022, 20,000 SARs with vesting date February 19, 2023, 20,000 SARs with vesting date February 19, 2024, 20,000 SARs with vesting date February 19, 2025 and 1,875 SARs with vesting date March 18, 2022.

Arnett acknowledges and agrees that he is responsible for any and all tax liability, if any, arising from the Separation Benefits provided in Paragraph 2.

3. Indemnification. The Company agrees that the Indemnification Agreement between Arnett and the Company effective February 15, 2021 (“Indemnification Agreement”) remains in full force and effect. A true and accurate copy of the Indemnification Agreement is attached hereto as Exhibit A and is fully incorporated by reference.

4. Release and Representations.

A. Release of the Company. In exchange for the consideration specified in this Agreement, except for claims specifically exempted from the terms of this Release under the Agreement, Arnett, on behalf of himself and his heirs, legatees, personal representatives and assigns, releases and discharges the Company, the Company affilliates, and each of their respective officers, directors, members, managers, partners and shareholders, (collectively, the “Released Parties”) from any and all claims and causes of action, whether known or unknown, that Arnett has, had or may have against them, related in any way to his employment with the Company or separation of employment, including any and all claims under the Employment Agreement. This release specifically includes, but is in no way limited to, (i) all claims arising from or relating in any way to Arnett’s employment with the Company or his separation from employment with the Company; (ii) all claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 2000e et seq.; the Civil Rights Acts of 1866 and 1871 as amended, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §§ 621 et. seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 29 U.S.C. § 206(d); the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., as amended; the Employee Retirement Income Security Act of 1973 as amended, 29 U.S.C. §§ 1001 et seq.; the Occupational Safety and Health Act of 1970 as amended, 29 U.S.C. §§ 651 et seq.; the Illinois Human Rights Act, 765 ILCS 5/1-101 et seq., the Illinois Whistleblower Act, 740 ILCS 174/1 et seq., or any provision of Chapter 820 of the Illinois Compiled Statutes; and (iv) any other claims or causes of action that Arnett has, had, or may have had under any federal, state, or local statute, regulation, ordinance, or the common law. Arnett waives any right to receive any monetary or other benefit because of any charge, claim, lawsuit, or administrative proceeding based upon any claim released in this Agreement. This release does not apply to claims for workers’ compensation benefits, vested employee benefits, or other claims that cannot be released under applicable law. For avoidance of doubt, this Release shall not (1) act to preclude Arnett from asserting any rights or claims as a Shareholder of the Company, (2) release any claims or modify any rights available to Arnett under the Indemnification Agreement or this Agreement, or (3) release or waive any coverage or claim under the applicable Company’s Directors and Officers insurance policies, including Side A coverage. Nothing in this Agreement limits Arnett’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”), but Arnett waives his right to recover damages from PSI should any agency or other third party pursue a claim on his behalf; provided, however, that nothing in this paragraph or Agreement limits Arnett’s right to receive or fully retain a monetary award from a government administered whistleblower award program for providing information directly to a government agency. Arnett further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Nothing in this Agreement is intended to prevent, impede or interfere with Arnett providing truthful testimony and information in the course of an investigation authorized by law and conducted by any Government Agencies.

B. PSI’s Representations. PSI represents and warrants that it does not have any known claims against Arnett and that no such claims are pending before any court, agency, or other person/entity. PSI does not release any unknown or future claims it may have against Arnett related to his employment with PSI that become known or arise after the date of this Agreement.

6. Cooperation. For twelve (12) months following the Effective Date, Arnett agrees to continue to make himself reasonably available to assist in the transition of his duties as requested by the Board of Directors or their expressly authorized designees. The Company agrees to reimburse Arnett for time incurred on such assistance at the rate of $250 per hour plus reasonable expenses incurred by him (the “Consultancy Rate”) in the course of performing his duties and responsibilities. If approved by the Board, which approval shall not be unreasonably withheld,

Arnett shall be entitled to the Consultancy Rate for time incurred, and reimbursement of all attorneys’ fees incurred by Arnett, responding to subpoenas or other legal process, providing testimony, or otherwise cooperating in or related to any administrative, investigative, civil, or criminal proceeding relating to the Company or any of its current or former employees or agents. Arnett agrees that he will be responsible for any and all tax liability, if any, arising from the payments received under this Paragraph 6. Arnett agrees to cooperate with the Company on all reasonable requests. The scope and timing of such assistance shall be mutually agreed upon in advance by Arnett and the Company to the extent practicable, but in each case such work shall not materially interfere with any subsequent employment or engagement of Arnett. This provision is intended to modify Section 8(b) of the Employment Agreement to specify the per diem rate to be paid Arnett. The remainder of Section 8(b) is incorporated herein by reference and is considered part of this Agreement. For the avoidance of doubt, this Agreement (1) shall not infringe or prevent Arnett in any way from asserting his rights under the Fifth Amendment to the Constitution of the United States and (2) shall not require Arnett to cooperate in a manner adverse to his own interests in any governmental investigation. To the extent that the Company seeks Arnett’s cooperation relating to a matter in which Arnett is represented by counsel, the Company shall work directly with Arnett’s counsel regarding the Company’s request for Arnett’s assistance. The Company agrees to provide reasonable assistance and cooperation with Arnett’s requests for information in connection with any legal proceeding, audit, or governmental investigation relating to matters within the scope of Arnett’s employment by the Company. Arnett understands that nothing in this Agreement prevents or is intended to prevent or discourage him from speaking to or cooperating with the government in any ongoing or future investigations.

7. Expenses. Arnett shall submit documentation for any outstanding Business Expenses incurred under Section 4(e) of the Employment Agreement no later than June 30, 2022.

8. Post-Employment Covenants. Except as explicitly set forth in paragraphs 5, 6, 7, and 8, of this Agreement, Arnett agrees that the provisions of Sections 6, 7, and 8 of his Employment Agreement remain enforceable and are not superseded by this Agreement.

9. Non-Disparagement. Except as provided in the next sentence, Arnett and the Company each agree that they will not make any statement at any time, in the present or future, to any person or entity which is disparaging of the individual, business, reputation, competence or good character of the other party or which, if publicized, would cause the other party humiliation or embarrassment, or would cause the public to question the other party’s integrity, competence or good character. For the avoidance of doubt, nothing in this Agreement in any way precludes or interferes with, or is intended to preclude or interfere with, Arnett or the Company or its agents from providing truthful testimony or information as part of a legal proceeding or investigation or making any truthful statements to any government enforcement or regulatory agency.

10. Knowing and Voluntary Waiver of Age Claims. Arnett acknowledges that:

A. He has been given a period of at least 21 days after being presented with this Agreement in which to consider whether to sign it, and has an adequate opportunity to review this Agreement and obtain any legal advice necessary to fully understand its terms;

B. The consideration he will receive under this Agreement is in addition to anything of value to which he is otherwise entitled to receive from the Company under applicable law;

C. He has read and understands this Agreement;

D. He is waiving any and all claims against the Company under the Age Discrimination in Employment Act arising up to the date on which he signs this Agreement; and

E. He has been advised that he may consult with an attorney of his choice before executing this Agreement.

11. Revocation. Arnett may revoke this Agreement within seven calendar days after signing it. The revocation will be effective only if written notice is received by the Company before the eighth calendar day after Arnett signs this Agreement. The Company’s obligations under this Agreement will not take effect until the time for Arnett to revoke this Agreement has expired and Arnett has not revoked the Agreement.

12. Notice. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Arnett:	Lance M. Arnett
At the address on file with the Company

If to the Company:	Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, Il 60191
Attn: William Buzogany
Wbuzogany@psiengines.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

13. Taxes and Deductions. All payments provided for in this Agreement will be subject to payroll tax withholding and deductions to the extent required by law. Each party will report, as may be required by law for income tax purposes, its respective payment and receipt of the payments provided for in this Agreement and will bear its respective tax liabilities, if any, arising from this Agreement. Arnett agrees to indemnify and hold the Company harmless from any and all taxes, penalties, tax-related disputes and interest that might be asserted against him or the Company by reason of the payments provided for in this Agreement.

14. No Admission of Wrongdoing. Nothing in this Agreement constitutes an implication or admission of wrongdoing by Arnett or the Company.

15. Section 409A.

A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) including the exceptions thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, and any payments hereunder shall be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. The company shall be entitled to amend this Agreement to comply and/or clarify a payment’s compliance with Section 409A (or an exemption therefrom), provided, however, to the extent that any provision hereof is modified, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything in the Agreement to the contrary, in no event whatsoever shall the Company be liable for any tax, interest or penalty that may be imposed on Arnett under Section 409A or any damages for failing to comply with Section 409A.

B. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to Arnett in connection with his separation of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Arnett is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Arnett’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid (without interest) to Arnett in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

C. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Arnett on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16. Entire Agreement. This Agreement sets forth the entire agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings between the Parties, including but not limited to the Employment Agreement, except as otherwise explicitly stated herein.

17. Choice of Law/Governing Jurisdiction/Consent to Jurisdiction/Waiver of Jury Trial. This Agreement is to be construed in accordance with the laws of the State of Illinois, without regard to conflict of law principles. Any action regarding this Agreement or Arnett’s employment with or separation from the Company must be brought and prosecuted in the state courts of DuPage County, Illinois, or in the United States District Court for the Northern District of Illinois, Eastern Division, and the parties will not dispute that personal jurisdiction or venue is appropriate and convenient. The Company and Arnett further agree that in the event that such an action is commenced, the right to a jury trial is waived.

18. Modification of this Agreement. This Agreement may not be amended or modified except in a writing signed by the Party against whom the amendment or modification is to be enforced.

19. Execution in Counterparts. This Agreement may be signed in counterparts, which together will form the original.

20. Severability. Nothing in this Agreement is to be construed as waiving rights that cannot be waived under applicable law, or as barring either Party from providing information or truthful testimony when required to do so under applicable law. Should any portion of this Agreement be ruled unenforceable by a court of competent jurisdiction, the remainder of this Agreement and the releases and covenant not to sue contained herein will remain in full force and effect as to any and all other claims; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 4 above is illegal, void or unenforceable, the Parties agree to execute promptly a release and agreement that is legal and enforceable.

Accepted and Agreed To By:

LANCE M. ARNETT	POWER SOLUTIONS INTERNATIONAL, INC.

/s/ Lance Arnett	By:	/s/ Dino Xykis
	Title:	CTO & Interim CEO
Date: 6-1-2022	Date: 6-26-2022

EXHIBIT A

(INDEMNIFICATION AGREEMENT)